Press Release	Source: Berliner Communications, Inc.

Berliner Acquires Digital Communication Services, Inc.

Thursday, March 1, 2007

ELMWOOD PARK, N.J., March 1, 2007 (PRIME NEWSWIRE) -- Berliner Communications, Inc. (OTCBB:BERL.OB - News) today announced the acquisition of the assets and business of Digital Communication Services, Inc.(“Digitcom”), an Arlington, Texas based provided of infrastructure equipment construction'' and installation for the wireless telecommunications industry. Digitcom has established itself as a premier antenna and line contractor in the Southwest, and it has done work in virtually every area of the country.

“I am extremely pleased to welcome Digitcom to the Berliner family. I have gotten to know the management of Digitcom very well, and as we got closer to closing, I became more and more convinced that they were our kind of people--customer focused and great to their employees, “said Rich Berliner, CEO of Berliner Communications. “In a business like ours where people are everything, we were lucky to find owners who feel the way we do,” continued Berliner. “Digitcom has an exceptional reputation in the Southwest, and with our support and complete commitment to the region, I believe we are going to do great things together.”

Berliner acquired the assets and business, along with land and buildings, for approximately $3.75 million in cash and notes, and 500,000 warrants to purchase shares of Berliner common stock. The Digitcom shareholders have an opportunity to earn an additional $1 million if certain performance objectives are met over the next three years.

About Berliner Communications, Inc.

Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding our future prospects, the ability to achieve our sales and profitability goals, our perception of future industry trends and the potential positive impact our business prospects, and other such statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from ours expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.